EXHIBIT 5

OPINION OF DUANE, MORRIS & HECKSCHER LLP

Duane, Morris & Heckscher LLP

Attorneys at Law

1667 K Street, NW, Suite 700

Washington, DC 20006-1608

202/776-7800

September , 2000

Petroleum Development Corporation

103 East Main Street

Bridgeport, West Virginia 26330

Re: PDC 2003 Drilling Program

Dear Sirs:

We have acted as counsel to PDC 2003 Drilling Program (the "Program"), in connection with the offer and sale of securities in a series of twelve limited partnerships, PDC 2001-A through -D Limited Partnerships, PDC 2002-A through -D Limited Partnerships, and PDC 2003-A through -D Limited Partnerships (the "Partnerships" or in the singular "Partnership") to be organized as limited partnerships under the West Virginia Uniform Limited Partnership Act in accordance with their respective Limited Partnership Agreements in the forms provided to us (each a "Partnership Agreement"), and the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the "Registration Statement") for 7,500 units of preformation general and limited partnership interests in the Partnerships (the "Units").

As such counsel, we have reviewed each of the Partnership Agreements, the Registration Statement, including prospectus included therein (the "Prospectus"), and such documents pertaining to the Program and the Partnerships as we have deemed necessary for the purpose of rendering this opinion. Based upon the foregoing, we are of the opinion that:

When issued and sold in accordance with the Registration Statement and the respective Partnership Agreement for the Partnership to which the respective Units relate, and upon the filing with the West Virginia Secretary of State of such Partnership Agreement or an appropriate amendment or amendments to such Partnership Agreement, reflecting the admission of the subscribers thereto as additional general partners and limited partners in accordance with West Virginia law, the Units when issued against payment therefor as contemplated by the Prospectus and each respective Partnership Agreement will constitute validly issued and fully paid and non-assessable general and limited partnership interests, as appropriate, in the respective Partnership.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Prospectus.

Sincerely,

/s/ Duane, Morris & Heckscher LLP

DUANE, MORRIS & HECKSCHER LLP